Exhibit 10.21

This document is an English translation of a document prepared in German. In case of any ambiguity, the German text shall prevail.

Rental contract: TÜ-01/3-01_1

Rental contract for commercial premises

Between

Technologieparks Tübingen-Reutlingen GmbH

Gerhard-Kindler-Str. 13

72770 Reutlingen

VAT ID no.: DE813149601

- Landlord -

And

CureVac Real Estate GmbH

Paul-Ehrlich-Str. 15 - 17

72076 Tübingen

VAT ID no.: DE 307 312 113

- Tenant -

Both parties

Preamble

The rental contract now regulates the rental of the existing rental space in the Biotechnologiezentrum (Biotechnology Centre) (TÜ-01) in Tübingen. (The tenant has rented the same rental space until 01.31.2018 from TfRT GmbH as subtenant).

Section 1 Rental property

1.

The landlord rents out the premises in the Technologiepark Tübingen-Reutlingen (Technology Park Tübingen-Reutlingen) in building TÜ-01, located at Paul-Ehrlich-Str. 15 and 17, 72076 Tübingen according to the attached floor plan (Annex 1-6). The rented space is marked in pink.

2.

The shared use of the sanitary facilities located in the stairwell is also rented, whereby the other users of the floor are entitled to the proportional shared use of the sanitary rooms.

The areas and facilities specified in Section 1 (1) of this contract constitute the rental property within the meaning of this contract.

3.

The landlord is obliged to provide parking space appropriate to the total area rented. One parking space is to be rented per 81m2 or part thereof. This means that 61 parking spaces are currently rented.

Further details are regulated in the parking space rental contract no.: TÜ_P19/01-3-01_1 of the parties.

Section 2 Equipment, development of the technology park

1.

The rental premises are rented out in the condition in which they are in when handed over.

2.

The size of the rented area is agreed at approx. 4850m2 of rental space. The size of the rental space may change due to dimensional inaccuracies, walls and cladding, supports or similar, as well as the installation or removal of partition walls within the rental property at the request of the tenant. Such changes have no influence on the amount of the rent, unless the deviations are such that adherence to the rent would be unreasonable for one of the contracting parties. If the allocation within the rental space is changed at the request of the tenant, the rent will not be changed under any circumstances.

3.

The tenant knows that the building TÜ-01 is a part of the Technologieparks Tübingen-Reutlingen, which is to be expanded. Construction work in the vicinity of the rental premises is to be expected. The tenant accepts disruptions caused by such construction work, as long as the business operations are not significantly disrupted. The tenant is also aware that the concept of the Technologieparks Tübingen-Reutlingen is based on the fact that office and administrative facilities, research and development laboratories and technology-oriented businesses can be accommodated in the same building. The users should take mutual interests into account. However, the tenant accepts any disruptions caused by the special usage structure of the technology park, provided that these do not significantly disrupt business operations.

Section 3 Start of the rental period and handover, duration of contract

1.

The tenancy begins on February 1, 2018 and ends on January 31, 2028.

The rental property shall be handed over in the agreed condition on 01 February 2018.

An ordinary termination is excluded for both parties.

2.

If the handover date is delayed, the tenant is not entitled to any other claims against the landlord, unless the landlord is responsible for the delay at least due to gross negligence. Art. 1.2 of the General Terms and Conditions for the Contract (GTC) remains unaffected.

3.

For the purpose of the handover, the contracting parties shall inspect the premises together and shall make a record of all complaints.

4.

The contract ends at the end of the 10th rental year (expected on January 31, 2028). If the start of the rental period is moved, the end of the rental period is moved accordingly.

5.

The tenant has the right to extend the contract period twice by five years by unilateral declaration. They may only exercise this option up to 12 months before the end of the fixed rental period at the latest by written declaration to the landlord. The receipt of the declaration by the landlord is decisive for timeliness.

6.

The right to termination without notice for good cause and termination rights in accordance with the general terms and conditions of the contract remain unaffected.

Section 4 Fee

1.

The monthly fee to be paid by the tenant consists of

The monthly rent amounts to	From 02.01.2018	From 01.01.2019	From 01.01.2020
the rent according to Section 5 at present	81,000.00	€84,240.00	€87,610.00	€
the advance payment of operating costs at present	46,000.00	€46,000.00	€46,000.00	€
plus the currently valid VAT, currently 19%	24,130.00	€24,745.60	€24,385.90	€
The fee is therefore currently	151,130.00	€154,985.60	€158,995.90	€

2.

The tenant shall also bear the costs of commercial property management. These are paid to the landlord at a flat rate of 1.5% of the respective annual net rent in accordance with Section 5; this amount is added by the landlord in the invoice, so that an advance payment of the 1.5% flat rate is not made.

3. The landlord shall provide the tenant annually with a recurring entry document, from which the components of the amounts to be paid under this contract can be identified. The fee shall be paid monthly in advance, no later than the 3rd working day of each month. All payments are to be made free of charge to the landlord or an agency authorised by the landlord to receive them.

Until revoked, the tenant entitles the landlord to collect all payments when due from their account. Direct debit is regulated in a separate contract.

In the event of default, all payments made by the tenant are first credited against interest, then against operating costs, then against the basic rent, and in each case against the oldest debt.

Section 5 Rent, change of rent

1.

The monthly rent is	From 02.01.2018	From 01.01.2019	From 01.01.2020
For the office area	13,770.00	€14,320.00	€14,890.00	€
For the laboratory area	67,230.00	€69,920.00	€72,720.00	€
Total	81,000.00	€84,240.00	€87,610.00	€

2.1

In the event that the "consumer price index for Germany, officially assessed monthly by the Federal Statistical Office in Wiesbaden for the Federal Republic of Germany, has changed by at least 5 points compared with its level on 01.01.2020, the rent shall change by the percentage by which the above-mentioned index has changed. (Base 2010=100)

2.2

The change/adjustment of the rent becomes effective from the time when the conditions for the rent change according to the above sentence 1 have occurred.

As long as the tenant has not received a written recalculation of the rent from the landlord, the tenant is not in default of payment.

2.3

If the rent is adjusted on the basis of the above indexation clause, the clause shall become applicable again in accordance with the provisions of the previous paragraph and the rent shall be adjusted accordingly as soon as the aforementioned cost of living index has changed again by 5 points.

2.4

In the event of an increase in the rent, the landlord must inform the other party of the contract of the change by submitting an invoice; in the event of a reduction, the tenant must inform the other party of the change by submitting an invoice. If this is not done immediately, this does not mean that the adjustment is waived.

2.5

When the contract was concluded, the base index series was agreed as 2010 = 100. If the official index series is converted to a new base, the new index series shall apply for the adjustment of the basic rent from the time at which the above formula can be applied to the new index series.

2.6

If the indexation clause is invalid, the parties are obliged to negotiate a change in the rent at the point in time at which the rent would be changed if the clause were valid. If the parties do not reach an agreement, an expert who is to be appointed by the competent Chamber of Industry and Commerce will act as arbitrator. The changes in the cost of living and the development of rents for commercially used space in the TTR area are decisive for the arbitrator's decision.

The rent is to be adjusted to any changes in the cost of living. The costs of the arbitrator shall be shared equally between the parties.

3.

In addition, the tenant shall bear the value added tax payable on the rent at the statutory rate applicable for the month in question, currently 19%.

Section 6 Operational costs

1.

Operational costs of the property and all its facilities, in particular the costs listed in Sectiond 2 and 3 of the Betriebskostenverordnung [Ordinance on Operational Costs] in its current version (current version dated 01.01.2004) shall be borne by the tenant. Unless otherwise agreed, operational costs shall be allocated primarily on the basis of consumption values determined by means of consumption recording, and in addition, particularly for common areas, communal facilities and waste disposal, on the basis of square metres. This also applies to future and further expenses, whereby expenses shall be understood as periodically recurring costs, e.g. for maintenance, tests required under public law and consumables, e.g:

a)	Energy, maintenance, operational, cleaning and service costs for the heating system of the ventilation or air conditioning system, the refrigeration systems and other lab-specific installations, costs for central hot water supply, chimney cleaning, emission and air quality measurements

b)	Property charges (refuse collection, street cleaning, irrigation and drainage, etc.);

c)	The current public charges of the property, especially the property tax in the respective amount;

d)	Insurance (all building insurance, water damage insurance, liability insurance, glass breakage insurance, building fire insurance, etc.);

e)	Costs for domestic electricity and water;

f)	maintenance, operational and service costs for lifts, escalators, electric doors, decentralised hot water systems, pumping systems and other equipment;

g)	cleaning and lighting for all areas that are not assigned to a tenant, surveillance, blinds and facade cleaning;

h)	Costs for caretakers (gross salary, ancillary salary costs, payments in kind, etc.) as well as the equipment and materials needed to operate and keep the house clean;

i)	Costs of any pest control measures;

j)	Costs of commercial waste disposal companies (e.g. refuse);

k)	Costs for building locking and security services;

l)	Costs for fire alarm, sprinkler and fire extinguishing systems;

m)	the costs of operating jointly used areas and facilities (e.g. sanitary and technical facilities, operating rooms and equipment including servicing; repair and maintenance)

n)	the cost of garden maintenance, including calculatory depreciation of tools and their operational costs;-

o)	other costs that are suitable for the correct operation of the overall system according to the specifications of the landlord (e.g. the costs of renting or maintaining water meters and heat cost allocators or the costs of replacing intermediate meters for calibration)

p)	Costs for cleaning the parking spaces

q)	Costs of cleaning the building exterior (e.g. removal of graffiti)

3.

The costs of the heating and hot water supply shall be borne by the tenant. They are settled by the landlord in accordance with the Ordinance on Consumption-Based Settlement of Heating and Hot Water Costs (Heizkosten VO).

4.

The tenant shall pay a monthly advance payment on the operational costs together with the rent plus the applicable value added tax (VAT). The agreements on the rent due date and method of payment also apply to the advance payments of operational costs. In addition to the ancillary costs, the resulting VAT is to be paid at the rate applicable, currently 19%, at the time of the due date. If the landlord does not make use of the option under the German Value Added Tax Act, the VAT included in the ancillary costs is then also an operational cost and therefore not to be disclosed separately and is to be borne by the tenant as part of the ancillary costs.

5.

The invoices to be drawn up by the landlord cover a period up to the respective end of a calendar year. If the tenant moves out, the landlord is not obliged to draw up an interim invoice but can settle in the aforementioned cycle. However, the tenant is entitled to have consumption values recorded at the end of the rental period. The landlord shall grant the tenant access to all measurement data and provide appropriate support for the collection of the data.

6.

Within four weeks of receipt of the invoice, the tenant may request to inspect the invoicing documents at the registered office of the landlord or to be sent copies at a flat rate of 0.75€ per copy. If the tenant does not object to the invoice in writing within four weeks after having been granted full access to the files, the invoice shall be deemed to have been accepted, provided that the landlord has expressly referred to this period and the legal consequence in the invoice. If the tenant does not request the inspection of receipts within four weeks of receipt of the invoice, subsequent payments of the tenant or reimbursements of the landlord are due after these four weeks.

7.

Public charges, taxes, premiums, fees, etc., which arise from the tenant's operation or due to an increase in risk from their operation, shall be borne solely by the tenant. They will release the landlord in this respect from claims of third parties.

8.

In addition, Section 7 of the general terms and conditions of the contract shall apply.

Section 7 Use according to contract

1.

The tenant shall use the rental property in accordance with Section 1 No. 1 only as office / laboratory space. They may only use the premises in accordance with the laws and regulations, in particular the workplace guidelines. Changes to the purpose of use require the landlord's prior written consent. When using the areas in accordance with Section 1 No. 2, they shall take into account the interests of the other authorised users.

2.

The landlord ensures that the use of the premises covered by the contract is legally permissible for commercial laboratory and office purposes and, if necessary, approved by all responsible public and non-public bodies.

Section 8 Maintenance and cosmetic renovations

1.

The tenant takes over the rental property in the condition in which it is in when it is handed over.

2.

The landlord is obliged to maintain the building in which the rental property is located and the technical facilities of the building. The landlord shall maintain the building and its technical facilities in a condition corresponding to the contractual use during the entire rental period and shall carry out work in this respect in coordination with the tenant and with due regard to the tenant's business operations and business interests.

In particular, the following technical installations necessary for the general operation of the building are regularly maintained and kept in a condition corresponding to the approved status:

- Emergency standby power system

- Lightning protection

- Ventilation

- Entrance doors

- Fire alarm system

- Fire protection doors

- Fire extinguishers

- Lifts

- Smoke heat exhaust system

- Outdoor facilities

- Intercom system

- Ventilation and air conditioning technologies

- Building management system

If the landlord does not comply with this duty, the tenant is entitled to replacement at the landlord's own expense and to reduce the rent in accordance with Section 536 of the German Civil Code (BGB).

Minor repair work up to a maximum net amount of 1000,- € in individual cases, but a maximum net amount of 50.000,00 € per rental year shall be borne in full by the tenant.

3.

The landlord is not obliged to carry out continuous cosmetic renovations of the rental property

4.

The parties agree that repair, maintenance, upkeep and repair work on the rental property and on all items, installations and equipment brought into the rental property by the tenant are to be carried out entirely by the tenant.

The tenant shall be responsible for the care and maintenance of all technical systems, facilities and networks belonging to the rented property, which the tenant has installed themselves, e.g. automatic doors, roller sectional doors, heating, ventilation, ELT system, security lighting system (central or decentral), fire alarm system, burglar alarm system, sprinkler system, etc., insofar as this is technically and economically reasonable with regard to the respective overall system. Otherwise, the landlord is obliged to carry out this work, in which case the costs will be apportioned in accordance with Section 6 No. 1 of this contract.

5.

The tenant is responsible for all cosmetic repairs in the rental premises. No. 8.6. of the GTC shall apply.

6

When the contract ends, the following applies:

6.1. The tenant shall return the rented space to the landlord unrenovated/cleaned.

6.2. There is no obligation for the tenant to disassemble the property.

6.3.

For any damage resulting from a condition which does not correspond to normal wear and tear, the landlord may assert further rights under this contract, in particular claims for damages.

7.

Insofar as facilities for joint use are rented out in accordance with Section 1 No. 2, the following applies to these:

The costs of cosmetic repairs in the common areas in accordance with Section 1 No. 2 shall be borne by the tenant in proportion to the share of common areas they have rented. Contrary to No. 8.1.c. of the GTC, an amount of € 1,500 is agreed for the sum of the individual measures, whereby this share is not included in the upper limit specified in No. 8.1 GTC.

Section 9 Security deposit

4 weeks after the conclusion of the contract, the tenant shall, as security for all claims of the landlord arising from this contractual relationship, at their discretion, provide an unlimited, directly enforceable bank guarantee on first request, waiving the deposit of a German credit institution approved as a customs and tax guarantor, or a cash deposit in the amount of EURO 386,535.00 (in words: three hundred and eighty-six thousand five hundred and thirty-five). At the request of the landlord, the tenant shall ensure that the guarantee amount increases in the same proportion as the rent by providing a further guarantee or by increasing the cash deposit accordingly.

Section 10 Place of jurisdiction

If the tenant is a merchant within the meaning of the German Commercial Code (HGB), the parties agree that Tübingen shall be the place of jurisdiction for all disputes arising from this contract and its execution; the landlord may also assert claims against the tenant at their general place of jurisdiction. This does not apply if a different place of jurisdiction is determined by law.

Section 11 Other

11.1

If the landlord operates a canteen on the premises of TTR or arranges for it to be operated by third parties, the tenant's employees and subtenants are entitled to use the canteen facilities. The tenant will support an appropriate use of the central infrastructure.

11.2

Six months after notification of the commencement of operations, the tenant may not run its own catering or service operations (e.g. canteen, cafeteria). The tenant shall pass on this obligation to the subtenant.

Section 12 Components of the contract

The General Terms of Contract (Annex 7) to the Commercial Rental Contract (GTC) and the Building and Property Regulations (Annex 8) form an integral part of this rental contract. However, the provisions of this rental contract shall take precedence over the GTC and the Building and Property Regulations. In the event of contradictions, this contract shall apply.

Section 13 Remedial written form clause

The parties to the rental contract are aware of the written form requirements of Sections 550 in conjunction with 578 para. 1 German Civil Code (BGB). They agree that the rental contract should be in written form in accordance with the aforementioned regulations. The tenant hereby undertakes, at the landlord's request at any time, to take all actions and make all declarations necessary to satisfy the written form requirement. The tenant also declares that they will not terminate the rental contract prematurely on the grounds of failure to comply with the written form.

Date: 01.26.2018		Date: 01.31.2018

Reutlingen,		Tübingen,

/s/ Thomas Dephoff	/s/ Stefan Müller	/s/ Dr Simone Dahlmanns	/s/ Dr. Peter Škufca

Technologieparks Tübingen-Reutlingen GmbH		Cure Vac Real Estate GmbH
Thomas Dephoff	Stefan Müller	Dr Simone Dahlmanns	Dr Peter Škufca
		(General Manager)	(Authorised Signatory)
(General Manager)	(Authorised Signatory)

Annex 1

UNIVERSITY CITY TÜBINGEN

Biotechnology Centre Tübingen

Paul-Ehrlich-Straße 15 + 17, 72076 Tübingen

Building contractor: Technologieparks Tübingen-Reutlingen GmbH

Gerhard-Kindler-Straße 13, 72770 Reutlingen

Effective area calculation in accordance with DIN 277

Level +4

Rent-less
Synovo
ITR
Altatec
Immatics
CureVac
TF R-T

Scale 1:100

Planner:

Engineering Office for Surveying REINER HELLE Consultant Engineer 72076 TÜNINGEN Eduard-Spranger-Strasse 4. [illegible]

[Illegible]

Key:	NGF (Net surface area) KF (Construction area)

Images are illegible

Annex 2

UNIVERSITY CITY TÜBINGEN

Biotechnology Centre Tübingen

Paul-Ehrlich-Straße 15 + 17, 72076 Tübingen

Building contractor: Technologieparks Tübingen-Reutlingen GmbH

Gerhard-Kindler-Straße 13, 72770 Reutlingen

Effective area calculation in accordance with DIN 277

Level +3

Rent-less
Synovo
ITR
Altatec
Immatics
CureVac
TF R-T

Scale 1:100

Planner:

Engineering Office for Surveying REINER HELLE Consultant Engineer 72076 TÜNINGEN Eduard-Spranger-Strasse 4. [illegible]

[Illegible]

Key:	NGF (Net surface area) KF (Construction area)

Images are illegible

Annex 3

UNIVERSITY CITY TÜBINGEN

Biotechnology Centre Tübingen

Paul-Ehrlich-Straße 15 + 17, 72076 Tübingen

Building contractor: Technologieparks Tübingen-Reutlingen GmbH

Gerhard-Kindler-Straße 13, 72770 Reutlingen

Effective area calculation in accordance with DIN 277

Level +2

Rent-less
Synovo
ITR
Altatec
Immatics
CureVac
TF R-T

Scale 1:100

Planner:

Engineering Office for Surveying REINER HELLE Consultant Engineer 72076 TÜNINGEN Eduard-Spranger-Strasse 4. [illegible]

[Illegible]

Key:	NGF (Net surface area) KF (Construction area)

Images are illegible

Annex 4

UNIVERSITY CITY TÜBINGEN

Biotechnology Centre Tübingen

Paul-Ehrlich-Straße 15 + 17, 72076 Tübingen

Building contractor: Technologieparks Tübingen-Reutlingen GmbH

Gerhard-Kindler-Straße 13, 72770 Reutlingen

Effective area calculation in accordance with DIN 277

Level +1

Rent-less
Synovo
ITR
Altatec
Immatics
CureVac
TF R-T

Scale 1:100

Planner:

Engineering Office for Surveying REINER HELLE Consultant Engineer 72076 TÜNINGEN Eduard-Spranger-Strasse 4. [illegible]

[Illegible]

Key:	NGF (Net surface area) KF (Construction area)

Images are illegible

Annex 5

UNIVERSITY CITY TÜBINGEN

Biotechnology Centre Tübingen

Paul-Ehrlich-Straße 15 + 17, 72076 Tübingen

Building contractor: Technologieparks Tübingen-Reutlingen GmbH

Gerhard-Kindler-Straße 13, 72770 Reutlingen

Effective area calculation in accordance with DIN 277

Level +0

Rent-less
Synovo
ITR
Altatec
Immatics
CureVac
TF R-T

Scale 1:100

Planner:

Engineering Office for Surveying REINER HELLE Consultant Engineer 72076 TÜNINGEN Eduard-Spranger-Strasse 4. [illegible]

[Illegible]

Key:	NGF (Net surface area) KF (Construction area)

Images are illegible

Annex 6

UNIVERSITY CITY TÜBINGEN

Biotechnology Centre Tübingen

Paul-Ehrlich-Straße 15 + 17, 72076 Tübingen

Building contractor: Technologieparks Tübingen-Reutlingen GmbH

Gerhard-Kindler-Straße 13, 72770 Reutlingen

Effective area calculation in accordance with DIN 277

Level -1

Rent-less
Synovo
ITR
Altatec
Immatics
CureVac
TF R-T

Scale 1:100

Planner:

Engineering Office for Surveying REINER HELLE Consultant Engineer 72076 TÜNINGEN Eduard-Spranger-Strasse 4. [illegible]

[Illegible]

Key:	NGF (Net surface area) KF (Construction area)

Images are illegible

Annex 7

General Terms and Conditions of Contract for Commercial Rental Contracts (GTC)

1.	Rental property, handover, use
1.1.

The description of the rented building is valid for the equipment, for existing areas the inspected and recorded condition according to the handover protocol, whereby defects and complaints recorded in the protocol are to be remedied by the landlord, unless something else arises from this contract or the protocol. Furthermore, the landlord shall not provide any equipment and facilities as well as room partitions and doors within the rental property, unless they can be seen in a separate annex or are handed over to the tenant by the landlord when the rental property is handed over.

In any case, the landlord reserves the right to make changes to the plans and the description of the rented building which are demanded or necessary by authorities, insurance companies or neighbourhood objections or which do not affect the legitimate interests of the tenant. If, as a result of changes to the plans and the description of the rented building, which are demanded or become necessary by authorities, insurance companies or neighbourhood objections, which serve environmental protection or technical progress, the legitimate interests of the tenant are not insignificantly impaired, the tenant is entitled to a unilateral special right of termination without notice within a period of 1 month after written notification of the change by the landlord. Further claims are excluded.

Moreover, the landlord is not liable for the late granting or refusal of any necessary official approvals and the tenant is not entitled to any claims for damages or rights of reduction or retention if a purchase is not possible or is delayed due to official measures or orders, unless the late granting or refusal of any necessary official approvals or orders or refusal of official measures is due to the condition or location of the rental property. Compensation claims against public authorities are hereby assigned to the tenant who accepts this, insofar as the landlord is not liable.

1.2.
1.2.1

For existing premises:

In the event that the previous tenant of the rental property does not vacate the premises in good time, the start and end of the rental period shall be postponed accordingly. The landlord shall notify the tenant of the start of the rental period in writing. In the event of a claim for damages due to the previous tenant's failure to vacate the premises on time, the tenant shall assert such claims solely against the previous tenant. For this purpose, the landlord assigns their possible claims against the previous tenant to the accepting tenant. The landlord is not liable for the existence and enforceability of the assigned claims for damages.

1.2.2

For premises to be newly constructed:

The handover shall take place as soon as the rental property is ready for occupancy, even if completion work is still being carried out in the stairwell, cellar, on the facade and outside facilities and other parts of the rental property which are not in the area of the rental space, unless the use of the rental premises is unreasonable. The handover need not take place before the expected handover period stated in the rental contract. If the handover is delayed by more than 6 months beyond the above-mentioned handover period, the tenant may terminate the contract after expiry of this expected handover period by giving 3 months' notice to the end of the month; this termination shall be deemed not to have been declared if the landlord offers to hand over the premises ready for acceptance within the notice period. All other claims of the tenant are excluded. If the landlord has notified the exact date of handover in good time in accordance with Section 3.1 of the rental contract, taking into account the above provisions, this date shall be deemed to be the start of the rental period, even if the tenant is not obliged to accept the rental property due to its condition. The tenant's claims arising from delay from this day remain unaffected.

1.2.3

For the handover, the contracting parties will inspect the premises together and take a record of all complaints. The tenant is only entitled to the right to remedy the complaints; for this purpose, appropriate deadlines are to be agreed upon. Subject to the requirements of Section 3.1 of the rental contract (commencement of rental), the tenant undertakes to accept the rental. Insignificant defects or remaining work shall not entitle the tenant to refuse acceptance of the rental property. The tenant is not entitled to any claims due to obvious defects that are not expressly recorded in the handover record. The contracting parties will note in the record the beginning and the end of the rental period according to Section 3. 3 of the rental contract, the record will be signed by both parties.

1.3.	If the main rental space can be heated, the rental space is heated during the heating period within the local business and office hours, whereby a room temperature of 20º C must be achieved. The landlord reserves the right to change the times and scope of heating if this does not affect the legitimate interests of the tenant. Insofar as statutory or official regulations or orders impose other requirements, these must be observed. The tenant shall appropriately heat and ventilate the rental property.

1.4.

The tenant treats the rental property with care and attention. Statutory and technical regulations in connection with its operation shall be observed by the tenant at their own expense, including in relation to the landlord. The tenant will obtain the approvals required for their operation themselves. Claims against the landlord are excluded in this respect.

When using the premises, the tenant must observe all official regulations. This also includes keeping emergency escape routes in the rented areas free of obstruction. For example, emergency escape routes must not be obstructed by equipment, materials or electrical devices that constitute a fire load or an obstruction. Doors to emergency exit doors and windows shall not be locked or obstructed. Fire bulkheads to other fire areas must not be opened unless it is ensured that they are immediately and professionally closed again by a specialist company. No cooking units may be operated in open room areas adjacent to emergency escape routes/corridors.

1.5.

Before the tenant sets up items which can have a recognisably disadvantageous effect on the rental property (machines, safes, etc.), they shall enquire with the landlord about the load limits of the floor and ceilings and obtain the landlord's written consent, unless the contractual purpose of the rental is to set up and operate such machines. Consent may only be refused on objective grounds. If this is likely to have adverse effects on the building, the rental property or other tenants, the landlord may revoke the permission granted. In any case, the ceiling load is designed for 500 KN/sqm.

The tenant shall observe noise protection and environmental protection regulations. Machines and equipment that cause vibrations or other effects that could disturb other users of the building may only be installed and operated if disturbance to other users of the building is impossible.

1.6.

The tenant has to dispose of waste from their commercial activities at their own expense in accordance with public regulations; the waste bins provided for general use are not available for this purpose. However, if such waste containers are generally available, the tenant must use them. Otherwise, the tenant may not store waste outside the premises they have rented, even if only temporarily, unless the landlord has expressly assigned such storage facilities to them in writing. In any case, the tenant must observe the statutory and official waste disposal regulations.

1.7.

The tenant shall keep the rental property free of vermin at their own expense. The tenant may only object to the fact that the rental property was already infested with vermin at the time of handover if this is recorded in the handover record, if the tenant notifies the landlord of the infestation promptly after handover or, in the event of later notification, proves that the infestation was already present when moving in or that the tenant or the users of the rental property authorised or tolerated by them were not responsible for the infestation.

1.8.

Outside any rented parking spaces, employees of the tenant may not park on the property, not even in places expressly allocated for visitors. They must ensure that these provisions are also observed by their employees and suppliers or contractors.

1.9.

The landlord must be notified immediately in writing of any damage that has occurred or is likely to occur, as well as any faults in the rental property and the rest of the building. In case of imminent danger, the tenant will take necessary measures themselves.

1.10.

The tenant acknowledges the building and property regulations as part of their obligations under this agreement. The landlord reserves the right to amend or supplement these building and property regulations, insofar as the amendments and supplements are reasonable with regard to the interests of the landlord. Further obligations of the tenant may only be taken up with the consent of the tenant.

1.11.

The tenant must observe statutory and technical regulations. On parking spaces, they will in particular urge their employees not to park vehicles that could pose an increased risk of fire or explosion. All vehicles parked on the parking spaces must be registered and insured and comply with the technical regulations.

Parking spaces must be cleaned regularly by the tenant at their own expense. If he does not comply with this obligation, the landlord can carry out this cleaning at the expense of the tenant after a single warning.

2.	Supply and service lines
2.1

The tenant may only use the supply networks for electricity, water and - if available - gas to an extent that ensures that they cannot be overloaded. The tenant may, at their own expense and with the prior written consent of the landlord, adapt the supply lines to their requirements. Insofar as necessary, the landlord is obliged to cooperate immediately and to tolerate necessary interventions in their property or to grant the necessary rights - including rights in rem.

2.2	In the event of an interruption in the supply of electricity, gas or water for which the landlord is not responsible, the tenant has no rights against the landlord. Any claims on account of unjust enrichment are excluded from this.

2.3.

In the case of water consumption for commercial purposes, the tenant shall install an intermediate meter at their own expense and bear the irrigation and drainage costs after invoicing of the landlord.

3.	Advertising activities
3.1.

The tenant may use the collective signposting system to a reasonable extent and attach suitable signs to rented parking spaces. This is at the expense of the tenant. The signs must be removed at the end of the rental period.

The landlord has installed a uniform doorbell nameplate system. The tenant shall bear the costs attributable to their sign. The sign is to be removed at the end of the rental period.

3.2.

The tenant may not attach other fixtures (company signs, logos, advertising texts, display cases, letterboxes, vending machines, posters, illuminated pictures and steps, flags, window paintings, etc.) to the outside surfaces of the building, the rental premises or to the window panes, even if they are used for advertising or sales purposes.

4.

Transfer to third parties

Any transfer of use to third parties and any transfer of rights from this rental contract, in whole or in part, requires the prior written consent of the landlord. The landlord may refuse consent for good cause, in particular if there are serious reasons concerning the identity of the subtenant against its use, if the nature of the intended use is significantly different to the previous purpose of the contract or the other use of the building, or if there are similar reasons that make the subtenancy unacceptable to the landlord. In all other cases, the landlord will give their consent to subletting. The subtenant will presumably be the company CureVac AG, in which case consent is deemed to have been given. A refusal of consent or the revocation of a consent that has been given, which is for good cause, does not give the tenant the right to terminate. In all other cases, the right to terminate the contract for good cause exists with one month's notice to the end of the month.

In the event that the landlord has a bad debt arising from the rental contract, the tenant hereby assigns to the landlord as security all claims to which they are entitled against the subtenant. In the event of bad debt, the landlord is entitled to collect the assigned claims. If the collected amounts exceed the claims of the landlord, the landlord is obliged to pay out the excess amount.

The tenant assumes liability for all damages and disadvantages incurred by the landlord as a result of the transfer of use to third parties; the tenant shall indemnify the landlord from any claims of such third parties.

If the tenant transfers the rental property in whole or in part to a third party without the consent of the landlord, the landlord may demand that the tenant terminates the transfer immediately, but at the latest within one month. Otherwise, the landlord may terminate the rental contract without notice.

5.

Rent

The receipt of the money in the account to which the payments are to be made is decisive for the punctuality of all payments. In the event of default, the landlord is entitled to charge interest on arrears at a rate of 5% points above the applicable base rate. The assertion of a further claim for damages is not affected by this. The landlord is entitled to charge a flat rate of Euro 8.00 for each payment request, unless the expense or damage of the landlord is demonstrably less. In the event of default, all payments made by the tenant are first credited against interest, then against operating costs, then against the basic rent, in each case against the oldest debt.

6.	Value added tax
6.1.

If payment of the rent plus VAT is agreed in the rental contract, the tenant may only carry out actions in the rental property which entitle them to deduct input tax and, if necessary, opts for VAT. Other uses, in particular commercial or professional activities, which do not entitle the tenant to deduct input tax, require the prior written consent of the landlord. The landlord can give their consent subject to an adjustment of the rent to compensate for their possible economic disadvantage.

Before the landlord agrees to such other uses, the parties undertake to specify the premises affected by these other uses in a written addendum to the rental contract and to specify the changed rental payment obligation (part with, part without VAT). The same obligation exists if such other use is added or removed in a spatially defined area.

6.2.

The tenant shall impose the same obligations on third parties who use or co-use the rental property. The tenant obliges them to also opt for value added tax. The tenant is aware that violations of their obligations under Section 6 of the GTC can lead to severe pecuniary losses for the landlord. They shall be obliged to compensate for the pecuniary losses resulting from such violation of obligations.

6.3.

At the request of the landlord, the tenant shall provide the landlord or the competent tax office in writing with the information allowing an assessment of the extent to which the rental income of the landlord is subject to VAT. The tenant declares that they use the rented premises solely for the performances which entitle them to deduct input tax. The tenant is obliged to inform the landlord in writing without delay.

6.4.	These restrictions of use only apply insofar as the landlord's VAT option would otherwise be affected.
7.	Operational costs
7.1.

Notwithstanding Section 6 of the rental contract, the landlord shall determine and amend the apportionment scale and the settlement period at reasonable discretion if the justified interests of the tenant are not adversely affected thereby, taking into account a fair settlement of the operating costs with respect to several tenants of the building. The landlord is not bound to a selected apportionment scale or settlement period for later settlement periods. In particular, it is possible to distribute the costs according to the ratio of the rented areas to each other or a distribution according to the degree of utilisation or a combination of these two types of distribution.

The landlord must observe legal requirements, in particular the BetrKV (German Regulation on Operating Costs).

The tenant is obliged to pay the incurred, consumption-independent operating costs even if they do not make use of all or part of the services thus satisfied.

7.2.

Notwithstanding Section 6 of the rental contract, the landlord may adjust the advance payments to be made by the tenant to the actual change in costs. The landlord settles the advance payments at the end of each calendar year. Any outstanding receivable resulting from the settlement must be paid within one month after receipt of the settlement. If the rental relationship ends during a settlement period, the exact distribution of the operating costs shall be made in the next settlement in the ratio of the rental period to the settlement period, unless the landlord settles at the end of the rental relationship. The tenant is not entitled to an early settlement.

7.3.	As far as possible, the tenant will conclude separately billable contracts with the utility companies (e.g. electricity, water).
8.	Maintenance Notwithstanding Section 8 of the rental contract, the following provisions shall apply:
8.1.

The tenant shall continuously maintain the rental property in a condition that corresponds to orderly management. The tenant shall carry out the maintenance (inspection, maintenance and repair) of the following items at their own expense:

a) inspection of the electrical equipment installed by the tenant or by the landlord at the request of the tenant in accordance with the relevant German Association of Electrical Engineers (VDE) regulations every 4 years in the case of fixed installations and every 2 years in the case of portable electrical devices.

b) items that the landlord has installed at the request of the tenant or the tenants themselves;

c) glass panels, mirrors and light sources;

d) all systems belonging to the rental property (in particular windows, sun protection systems; doors, locks and locking systems; bell, door intercom and door opening systems; power and lighting systems; supply and disposal lines; washing and toilet facilities; heating and cooking facilities, boilers, intermediate meters, shut-off valves and hands wheels on the radiators and other facilities), whereby the tenant shall bear the costs of inspection and maintenance work in full. In the case of maintenance and repair work, the tenant shall bear the costs insofar as the individual measure does not exceed € 1000.00 net and the total individual measures does not exceed € 50,000.00 net, but not more than 9% of the annual net rent per calendar year.

The tenant shall contribute to major repairs of the aforementioned installations, which are the responsibility of the landlord, in the amount specified in Section 7 (1) of the rental contract. These amounts shall increase to the same extent as the rent.

8.2.	In the case of faults whose remedy is the responsibility of the tenant, they shall additionally bear the costs of finding the fault; otherwise the landlord shall reimburse the tenant for these costs.

8.3.	The tenant shall carry out their maintenance measures immediately. If they fail to comply with this obligation within a reasonable period despite a written reminder, the landlord may have the necessary work carried out at the expense of the tenant. No reminder or deadline is required to eliminate existing risks.

8.4.	Insofar as the tenant is responsible for the repair, the landlord shall assign to the tenant claims against third parties in connection with the repair services.

8.5.	If necessary, the tenant shall carry out cosmetic repairs at regular intervals. The work must meet the quality standard of the relevant specialist trade.
Cosmetic repairs include in particular the painting or wallpapering and painting of ceilings and walls, the interior painting of windows and the painting of doors/frames, radiators, surface-mounted water pipes and, if necessary, any built-in furniture. Depending on the pre-treatment, natural wood may only be waxed, oiled or painted with transparent varnish or glaze.

8.6.	The landlord shall carry out the cosmetic repairs in the sanitary facilities that may be made available for joint use as required, generally every three years. The tenant has to bear the costs proportionately with the other users entitled to joint use. Paragraphs 1 and 7 shall apply mutatis mutandis to the maintenance in these premises with the provision that the work shall be carried out by the landlord, whereby the tenant shall bear the costs proportionately.

8.7.	The tenant shall have the water heaters in the premises which they have rented serviced, cleaned and descaled annually by a specialist company. The tenant must provide evidence of this on request of the landlord.

8.8.	If damage or unusual contamination is caused by the tenant, their relatives, employees, suppliers, customers or agents in the building, courtyard, thoroughfare, corridors, stairways, elevators, service areas or similar, the tenant must carry out the necessary cleaning or repair without being asked or is obliged to pay the costs if the landlord carries out the work.

9.	Modernisation measures

9.1.

Measures to improve the rented areas or other parts of the building or to save energy must be tolerated by the tenant. This also includes conversion work carried out in connection with the new letting of individual premises or the redesign of the entire property. The tenant must keep the premises and areas of the rental property affected by these measures accessible.

Exempt from the landlord's right to demand the tolerance of the tenants is the operation of the laboratories, especially for GMP II, III and GMP III and animal housing. An interruption of operations requires the type, scope and duration of the previous agreement in detail and a cost-benefit analysis. Moreover, the tenant has the right to object to a measure mentioned under 9.1 if this would impair the contractually agreed purpose of use.

9.2.	The landlord shall inform the tenant of the expected time, place and type of performance of the measure in accordance with 9.1 within a reasonable period of time before the start of the work; the landlord shall carry out the work in such a way that the tenant's business operations are affected as little as possible.

9.3.	Only if a measure according to 9.1 (1) significantly impairs the tenant's business operations for a period exceeding four weeks, the tenant is entitled to counter rights. In all other respects, the tenant's claims and the special right of termination are excluded.

10.	Change in the rental property by the tenant

10.1.	Installations and alterations of the rented items, installations, lattice on windows, etc. require the prior written consent of the landlord. The landlord may give their permission subject to the condition that the tenant agrees to restore the original condition in whole or in part at the request of the landlord if the tenant no longer uses the change in the rental property themselves or if the tenancy ends. At the request of the landlord, the tenant shall submit suitable plans, the necessary permits under public law and, in the event of an increase in risk, proof of appropriate insurance.

10.2.	The tenant bears all costs associated with a measure according to 10.1. The tenant is responsible for compliance with the police regulations; the tenant is liable, even if not at fault, for all damage arising in connection with the execution and operation of a measure according to 10.1. The tenant exempts the landlord from claims of third parties of any kind, which arise in connection with a measure according to 10.1.

10.3.	If a measure according to 10.1 poses a danger or if the tenant does not fulfil their obligations which arise from such a measure despite a warning, the landlord can demand a change of the measure according to 10.1 or revoke their consent. Any costs arising from this shall be borne by the tenant. 10.4. The parties undertake to adequately mark and document technical installations and alterations and to provide each other with relevant information.

11.	Rent security deposit

11.1.	The landlord is entitled, but not obliged, to satisfy any claims from the rental security deposit if the tenant is in default with their obligations and the landlord has given written notice of this with a period of 2 weeks. If the landlord makes use of the rental security deposit during the term of the rental contract, the tenant is obliged to replenish the security deposit accordingly.

11.2.	The claim from the security deposit ends two months after settlement of all claims raised from the rental relationship. This does not mean a waiver of other claims.

12.	Offsetting and rights to withhold performance, reduction

12.1.	Only if and insofar as a demand of the tenant originates from the same contractual relationship and is undisputed or legally binding, may the tenant offset.

12.2.	The tenant may only claim rent reductions if they are actually and not only insignificantly prevented from using the rental property for reasons for which the landlord is responsible. The tenant must immediately notify the landlord in writing of the intended reduction. It is not permitted for an earlier month than that in which the notification is declared. The tenant has to calculate the reduction amount. If the landlord does not acknowledge the reduction of rent with regard to reason and amount in writing within one month, the tenant can immediately bring about a judicial assessment.

12.3.	The above provision applies accordingly to rights to withhold performance.

12.4.	The right to reduce the rent shall not apply in the event of disturbances in connection with energy and water supply, drainage, flooding and other natural disasters for which the landlord is not at least grossly negligent.

13.

Tenant insurance

The tenant has the obligation to insure themselves to a reasonable extent against the following cases of damage:

- Burglary and theft;

- Business liability insurance for personal injury and property damage;

- Business interruption insurance;

- Damage that can be caused by the installation, storage or operation of machines, technical equipment or other hazardous installations and items;

- Damage to the equipment, fixtures and items that they have installed.

Insofar as legally and factually possible, the insurance companies must exclude any recourse against the landlord.

14.	Liability of the landlord

14.1

The liability without fault of the landlord is excluded. Except in the case of gross fault (intent and gross negligence), the landlord shall only be liable for themselves and their agents in the event of a breach of an essential or typical contractual obligation, i.e. core or cardinal obligations which enable the execution of the contract and on the fulfilment of which the tenant may rely).

This also applies to damage caused by the effects of moisture or water – regardless of the type, origin, duration and extent - or caused by fire, smoke, snow, dry rot, mould or vermin, as well as by technical equipment of the building.

14.2.

In case of minor negligence, the landlord is not liable for damages, against those the tenant should insure themselves in accordance with point 13.

The liability of the landlord for damages from loss of life, personal injury or damage to health, which are based on at least a negligent breach of duty by the landlord, or a legal representative or an agent of the landlord, remains unaffected.

14.3.	In case of disruptions of the rental use caused by third parties including other tenants of the rental property, the tenant is only entitled to rights to the extent that the landlord is entitled to their own claims against those who caused the disruption. The landlord may assign to them against the disruptive party claims to performance instead of the tenant or leave them to the exercise. Notwithstanding, No. 1, sentence 1 shall apply accordingly to a claim for damages by the tenant if the previous tenant does not return the rental property to the landlord in accordance with the contract. In any case, the landlord must endeavour to work towards the elimination of faults of which they become aware.

14.4.	The landlord does not guarantee that the utilities will not change or adjust their performance, especially in terms of type, quality, pressure and voltage. The utilities are not agents of the landlord. In the event of technical disruptions, force majeure, official orders or other complete or partial impossibility, the landlord can completely or partially stop the heating of the property and the operation of the other technical installations (e.g. lifts, ventilation systems, energy and water supply systems). Due to such temporary disruptions, the tenant is not entitled to any rights against the landlord, unless the landlord is at least grossly negligent.

14.5.	The liability of the landlord for damages from loss of life, personal injury or damage to health, which are based on at least a negligent breach of duty by the landlord, or a legal representative or agent of the landlord, remains unaffected.
The same applies to the liability if the landlord has guaranteed a certain feature of the property or has fraudulently concealed a defect or if an insurance policy taken out by the landlord covers damage.

15.	Liability of the tenant

15.1.	The tenant is liable according to the legal regulations.

15.2.	Unless otherwise agreed between the parties, the tenant shall immediately, at the latest upon moving out, remedy any damage that falls within their area of responsibility and whose remedy is reasonable with regard to the further use of the rented property. If they fail to comply with this obligation within a reasonable period despite a warning, the landlord may have the necessary work carried out at the tenant's own expense. No reminder or deadline is required to eliminate existing risks.

16.

Road safety

From the time of taking over the rental property, the tenant shall be responsible for the safety of the area left solely to them. Excluded from this are the parking spaces. Fulfilment of the obligation to ensure safety on public areas was handed over to a third party. The costs for the proper performance of the necessary actions resulting from the obligation to maintain safety on the roads shall be charged to the tenant in the ancillary costs, measured on the basis of the tenant's rental space share. The tenant shall release the landlord from all claims of third parties arising from a breach of the obligation mentioned in paragraph 1.

17.	Protection against competition The tenant is not entitled to protection against competition.

18.

Entering the rental premises

The landlord or a person authorised by the landlord may enter the rental property to inspect its condition at reasonable intervals during normal business hours after giving due notice. The premises may only be entered in urgent and emergency cases for the prevention or elimination of damage; the laboratories, in particular GMP l, ll and lll and the animal housing only in an emergency, even outside normal business hours; the landlord will attempt to notify the tenant in advance. The tenant shall always keep the rental property ready for access.

The landlord, accompanied by interested parties, is also entitled to the rights of paragraph 1 if the landlord wishes to sell or re-let the rental property. The landlord will try to disrupt the business operations of the tenant as little as possible.

19.	Body of persons as tenant and change of legal form
19.1.

Several tenants are jointly and severally liable.

Legally binding declarations concerning the tenancy must be made by and to all tenants. However, the tenants authorise each other to accept or make such declarations, subject to written revocation until further notice. The authorisation also extends to accepting requests for an increase in rent and the consent thereto. The power of attorney also applies to accepting a termination, but not to the submission of a declaration of termination and the conclusion of a rental termination agreement. A revocation of the power of attorney only becomes effective for declarations which are made after its receipt by the landlord.

19.2.	If the landlord has to make payments to the tenant, the landlord can make them to one of them with exempting effect for all of them.
19.3

If the legal form of the tenant changes or if other changes occur in the commercial register or in other contexts important for the tenancy, the tenant must inform the landlord immediately in writing. The landlord will handle this information confidentially.

20.	Termination
20.1.	The timeliness of the termination is not determined by the sending, but by the receipt of the termination letter.
20.2.

The right to extraordinary termination without notice for good cause remains unaffected. If the good cause consists of a breach of an obligation under the rental contract, termination is only permissible after the unsuccessful expiry of a reasonable period of time set for remedy or after an unsuccessful warning. This does not apply if the deadline or the warning obviously has no chance of success, if immediate termination is justified for special reasons, considering the interests of both parties, or if the tenant is in arrears with the payment of the rent in the sense of the following provision a).

In particular, the landlord may terminate the contract without notice if one of the following requirements is met, without the list being exhaustive:

a) the tenant is more than one month in arrears with the payment of the rent or with other payment obligations amounting to one month's rent;

b) the tenant continues the use of the rental property contrary to the terms of the contract or its unauthorised transfer to third parties despite a warning from the landlord;

c) the tenant does not fulfil their other contractual obligations within a reasonable time despite a warning from the landlord;

d) arrangement, insolvency or bankruptcy proceedings or similar proceedings or similar proceedings are not initiated for the assets of the tenant or are not initiated for lack of assets or proceedings are initiated in accordance with Section 807 of the German Code of Civil Procedure (ZPO) or the tenant suspends payments.

e) the tenant has not provided the contractually agreed security in accordance with the contract even after two warnings.

20.3.

In the event of a justified extraordinary termination by the landlord, the tenant shall be liable for the rent still to be paid for the rental space which they have rented to the extent that it is not possible for the landlord to let this rental space to another party. This payment obligation also includes the operating costs actually incurred and necessary for the respective remaining part of the rental space, but shall continue to exist at the latest until the end of the policy period or the date of the expiry of the next possible ordinary notice of termination by one of the parties, whichever is earlier.

20.4.

The tenant is not entitled to an extraordinary right of termination if, due to a change in their commercial activities after conclusion of the contract, an official permit is refused or withdrawn, or other official orders are issued.

The same applies to impediments affecting the commercial use of the rental property due to external circumstances such as traffic diversions, excavations, roadblocks or emissions.

20.5.

In the event that the major part of the rental property is destroyed by an event for which the landlord is not responsible (e.g. fire), the landlord is not obliged to restore the rental property. The landlord can terminate the rental relationship with effect from the time of destruction of the rental property, irrespective of whether the rental premises are rebuilt at a later date or not. Should the rental premises be rebuilt, the tenant has no priority over other applicants for a new rental contract.

20.6.	Any termination must be in writing to be effective. Section 545 of the German Civil Code (BGB) does not apply.
21.	Return of the rental property
21.1.
21.2.

The tenant shall hand over the premises to the landlord unrenovated and cleaned. Within the scope of their liability, the tenant must remedy all damage caused by use and carry out any necessary cosmetic repairs.

The return of the rental property is only deemed to have taken place when the tenant has completely vacated the premises, when the tenant has handed over all keys to the landlord and when the handover has been assessed in a joint inspection report. If the return of the rental property in accordance with the contract is delayed, the tenant is in any case obliged to pay the rent until the rental property is returned in accordance with the contract. If the rental property is returned late, the landlord also reserves the right to further claims for rent and damages against the tenant for not having returned the rental property on time for the landlord to subsequently use.

21.3.

In order to check the condition of the rental property in advance and to clarify which fixtures the landlord wants to keep and which changes the tenant has to remove, the tenant will carry out an inspection with the landlord in good time before the end of the rental period.

21.4.

As soon as the end of the rental period has been determined, the landlord shall be entitled to provide information about the premises to be rented in an appropriate form at suitable locations in the rental premises. The tenant shall refer prospective tenants to the landlord.

22.

Assignment of rights

The landlord is entitled to transfer rights and obligations from this contract in whole or in part to third parties. With regard to the obligations, however, this only applies without the tenant's consent if, at the time of the transfer, the landlord can assume that the third party can fulfil the obligations.

23.	Final provisions
23.1.	Oral supplementary agreements have not been concluded and are only valid if they are laid down in the rental contract.
23.2.	Changes and additions to this contract must be made in writing in order to take effect. This shall also apply to any agreement waiving the requirement of the written form.
23.3.	The landlord will store the tenant's data in the admissible manner according to the Data Protection Act for the proper administration of the rental relationship.
23.4.	Should individual provisions of this contract be void in whole or in part, this shall not affect the validity of the rest of the contract. The ineffective provision shall be deemed replaced by a provision which comes closest to the purpose of the ineffective provision in a legally effective manner. The same applies to contractual loopholes.

Annex 8

Technologiepark Tübingen-Reutlingen – TTR (Technology Park Tübingen-Reutlingen)

Building and property regulations for the commercial rental contract

These building and property regulations are part of the rental contract. They serve the protection and security of the building and its users. Please comply with these regulations so that all those involved can live together in an orderly and problem-free manner. In the interest of all tenants, the landlord must regard violations of these building and property regulations as a breach of contract.

1.	Mutual consideration

The joint use of a building by tenants from different types of companies requires not only good neighbourly relations but also mutual consideration. Noise and odour disturbances must be avoided in the interest of all tenants. For this reason, all devices, machines, etc. whose operation causes noise should be installed in such a sound-absorbing manner that no disturbing transmission of the noise to another rental area can occur. Odour-causing machines, appliances, etc., may only be set up if they are connected to the exhaust air system and prior approval has been obtained from the landlord, who will be happy to provide advice. Smoking is also prohibited in the stairwell and the common areas. Smoking is prohibited in the areas with fire alarm systems. The tenants are not permitted to walk on the unsecured roof areas.

2.	Duty of care of the building's tenants:

For the security of the building, it is necessary that the non-automated front doors are closed between 18:00 - 07:00. Any tenant entering or leaving the building during this period is responsible for ensuring that the door is closed.

Staircases and all other corridors, cellar corridors, balconies etc. which are jointly available for use are intended for the safety of all tenants to be used as emergency escape routes in the event of a fire. These areas may under no circumstances be used for storing - even temporarily - furniture, packaged goods, products and the like. Building and courtyard entrances, gate passages, garage forecourts and access routes to the car parks only fulfil their purpose if they are kept free. Therefore, please do not place any items there.

The rented areas must be adequately ventilated all year round and heated during the heating period according to the weather. Windows must be kept closed in case of danger of frost, wetness or storm. Open windows must be assessed. Blinds are used solely for sun protection. They may only be extended in good weather conditions. They must always be retracted in bad weather.

3.	Passenger lifts:

They are primarily used for passenger transport. Tenants wishing to transport furniture or other loads into their rented premises may, unless a special freight lift is available, use the passenger lift in agreement with the building management, provided it is ensured that the permissible transport weight is not exceeded. The building management provides a special device for the protection of the lift cage free of charge. However, passenger traffic always has priority.

4.	Cleaning and cleanliness obligation:

No rubbish, ash, harmful liquids and the like may be poured or thrown into the planting areas, floor drains, hand basins, sinks, toilets and urinals. For reasons of hygiene, please collect waste only in suitable, closed containers. If the landlord provides communal waste bins, the waste may only be disposed of separately according to the type of waste in the appropriate containers. Constant or occasionally disproportionately large quantities of waste may not be disposed of in communal waste bins. The same applies to hazardous waste. Further details to the topic, "refuse" can be taken from the tenant manual.

5.	Frost and moisture protection:

Central heating elements must not be completely shut off. Protection against frost damage must be ensured even during the absence of tenants. Frozen water pipes may only be defrosted by a specialist.

6.	Obligations in the interest of general public safety and order:

These building regulations already consider a part of the official regulations. However, they cannot fully cover the different regulations. Please observe official regulations (especially building and fire police) even if they are not explicitly regulated in these building regulations.

Tübingen, Jan 2018

Building regulations BTZ